Exhibit 10.1

Letter of Intent to Purchase Mothballed Oil Refinery ROCK SPRINGS

Safe & Green Holding Corp.

990 Biscayne Boulevard Suite 501, Office 12

Miami FL

MMclaren@safeandgreenholdings.com

929-205-1257

Date: June 23, 2025

Rock Springs Energy Group, LLC

P.O. Box 593046

San Antonio, TX 78259

Subject: Letter of Intent to Purchase Rock Springs Energy Group, LLC

Dear Ms. Schroeder,

This Letter of Intent (LOI) outlines the preliminary interest of Safe & Green Holdings Corp. (“Buyer”) to acquire the mothballed, incomplete oil refinery located at Rock Springs (“Refinery”) from Rock Springs Energy Group, LLC,(“Seller”), subject to satisfactory completion of due diligence and the negotiation of a definitive purchase agreement. This LOI is non-binding, except as explicitly stated herein.

1. Proposed Transaction

The Buyer intends to purchase the Refinery, including all associated assets, permits, intellectual property, and relevant documentation, as detailed during due diligence. The purchase price will be determined based on due diligence findings, market conditions, and mutual agreement, with an estimated range of $35,000,000.00 (the Estimated Price Range).

2. Due Dlllgence

The Buyer requests a due diligence period of 60 days from the execution of this LOI to evaluate the Refinery’s condition, legal status, and financial viability. The Seller agrees to provide reasonable access to the Refinery, Its records, and personnel. A list of Initial due diligence questions Is attached as Appendix A. The Buyer reserves the right to terminate this LOI without liability If due diligence findings are unsatisfactory.

3. Exclualvlty

In consideration of the Buyer’s due diligence efforts, the Seller agrees not to solicit or negotiate with other potential buyers for a period of 60 days from the date of signing.this LOI.

4. Confidentiality

Both parties agree to maintain confidentiality regarding the terms of this LOI and any information exchanged during due diligence, except as required by law or with mutual consent.

5. Definitive Agreement

The transaction will be subject to the execution of a mutually acceptable definitive purchase agreement, including standard representations, warranties, and indemnities. This LOI does not constitute·a binding commitment to purchase or sell, except for the provisions regarding due ctiligence, exclusivity and confidentiality.

6. Conditions Precedent

The transaction Is contingent upon:

●	Satisfactory completion of due diligence.

●	A direct meeting between the Buyer and the Seller’s ownership during the due diligence phase to discuss the Refinery’s history, strategic value and transaction terms.

●	Obtaining necessary regulatory approvals and permits, Including compliance with 2025 environmental regulations.

●	Securing financing.

●	Agreement on final terms in the definitive purctlase agreement.

7. Timeline

The Buyer proposes the following timeline:

●	Execution of this LOI: 5 days .

●	Due dlllgence completion: 60 days from LOI execution

●	Definitive agreement negotiation: 30 days post-due diligence.

●	Closing: 30 days post-definitive agreement

8. Governing Law

This LOI shall be governed by the laws of the State of Texas.

Please confirm.your agreement to the terms outlined herein by signing below and returning a copy of this LOI. We look forward to working collaboratively to evaluate this opportunity. This LOI expires

If not accepted by 7 days from Issuance].

Sincerely,

Mike Mclaren

CEO & Chairman

Safe & Green Holdings Corp.

Accepted and Agreed:

Rock S rings Energy Group, LLC

By:	/s/ Paola Schroeder
Name:	Paola Schroeder
Title:	Manager

Date: July 28, 2025

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